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     The following is a transcript for the Orbotech Ltd. investor conference call regarding Orbotech’s agreement to acquire Photon Dynamics, Inc., which took place on June 26, 2008, at 3:00 p.m. Eastern Standard Time:
ORBK — Orbotech to Acquire Photon Dynamics Conference Call
Event Date/Time: Jun. 26. 2008 / 3:00PM ET

CORPORATE PARTICIPANTS
Amichai Steinberg
Orbotech Ltd. — EVP, CFO
Rani Cohen
Orbotech Ltd. — CEO
Jeff Hawthorne
Photon Dynamics, Inc. — President, CEO
CONFERENCE CALL PARTICIPANTS
Darice Liu
Maxim Group — Analyst
Irit Jakoby
Susquehanna — Analyst
Matt Petkun
D.A. Davidson & Co. — Analyst
Andrew Abrams
Avian Securities — Analyst
Jim Ricchiuti
Needham & Company — Analyst
Chuck Murphy
Sidoti & Company — Analyst
Judy Delgado
Alpine Associates — Analyst
Bob Sales
LMK Capital Management — Analyst
Anton Johnson
Ramius — Analyst
C.J. Muse
Lehman Brothers — Analyst
PRESENTATION
Operator
Welcome to the Orbotech Ltd. conference call. At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS) Today’s conference is being recorded. If you have any objections, you may disconnect at this time.
I will now turn the meeting over to Mr. Steinberg. Sir, you may begin.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Thank you operator. Good afternoon. This is Amichai Steinberg, Executive Vice President and Chief Financial Officer of Orbotech Ltd. Joining me on the call today are: Rani Cohen, Chief Executive Officer of Orbotech and Jeff Hawthorne, President and Chief Executive Officer of Photon Dynamics. You should all have received a copy of the press release which was issued earlier today. If you have not received this release, please refer to the Orbotech website at www.orbotech.com.

Before starting the call, I would like to mention that certain statements that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words: estimates, projects, intends, expects, believes and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and some uncertainties. Any factors could cause the actual results, performance, or achievements of Orbotech and Photon Dynamics to be materially different from those may be expressed or implied by such forward-looking information. Additional information regarding risks and uncertainties associated with the company’s business are included in, but not limited to, the company’s reports filed from time to time with with the Securities and Exchange Commission. And now, I would like to turn the call over to Rani Cohen.
Rani Cohen - Orbotech Ltd. — CEO
Hello, everyone. Thank you for joining us. As you know, this morning we announced that we have signed a definitive agreement to acquire Photon Dynamics. Photon Dynamics is the leader in array test and repair equipment for the flat panel display industry. Its talented employees and exceptional products are recognized throughout the industry. Orbotech is of course the leading supplier of solutions to the automatic optical inspection of flat panel displays. By combining our highly complementary products, expertise, technologies and operations, we will become a leader in yield management, able to offer customers a highly integrated complete solution. We believe that offering a fully integrated suite of array yield management products from a single source will enable our customers to better achieve their aggressive quality, cost and time to market goals on current and next generation products. We expect that the clear synergies resulting from the integration of our two companies will open the door for significant advancements in yield management capabilities beyond what is available today.
From a strategic point of view, as a combined company, we will be able to leverage our customer presence, sales force and infrastructure, increase customer value by enhancing existing products and introduce new products to improve panel manufacturing yields. On the shareholders’ front, this acquisition enhances both short-term and long-term values of the combined company; by combining forces with Photon Dynamics, we can address a new $300 million space within the FPD industry. Beyond obvious advantage of expanding our total available market, given the expertise that Photon Dynamics and Orbotech possess as long-time market leaders, the acquisition will cross pollinate operational and technological innovation in our FPD business. As Photon Dynamics and Orbotech have no overlaps on product offerings, we will most likely not face hidden costs of the product rationalization which happens quite often in many M&A activities. This acquisition is consistent with Orbotech’s articulated strategy of extending our offering in each of the industries in which we operate. We expect that industry conditions, together with the successful completion of this acquisition, will contribute positively to our FPD results in 2008 and the following years. At this point, until the acquisition is completed, we cannot be any more specific in our guidance.
With respect to the Salvador Imaging business which Photon Dynamics acquired last year, we view Salvador Imaging to be a noncore asset to our strategic vision and there are also legal complexities. We do not consider ourselves to be long-term owners of Salvador Imaging and will be actively considering alternatives in the next few months. We believe that Photon Dynamics is an excellent match for Orbotech, one which will maximize our long-term success. We look forward to the benefits this union will bring to our customers, our employees and our shareholders. At this point, I would like to invite Jeff to say a few words.
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Thank you, Rani. We are pleased to team up with Orbotech in order to bring the most sophisticated and comprehensive range of yield management solutions to customers throughout the world. Orbotech is a world leader in the industry, and we are pleased by their acknowledgement of our expertise and success. We believe the combined company will be particularly well-positioned to serve its customers, employees and shareholders.

Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Thank you, Jeff. I will now explain the specifics of the transaction. Under the terms of the agreement, Orbotech will pay $15.60 per share in cash, all issued and outstanding shares of Photon Dynamics common stock, making an aggregate merger consideration value for the transaction of approximately $290 million. The acquisition will be financed through a combination of internally generated funds and external source financing. Although we cannot provide you with the pro forma of the combined company, the transaction is expected to be accretive in 2009 on a cash basis. The acquisition is expected to be completed in the second half of 2008, following the satisfaction of various regulatory and other matters. This basically concludes our prepared remarks. And at this point, we would be glad to answer your questions. Operator?
QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS) Our first question comes from Darice Liu of Maxim.
Darice Liu - Maxim Group — Analyst
Good afternoon, guys. Hi. You mentioned that the transaction will be accretive in 2009. Can you give a little bit more color? Is that 1Q ‘09? 2Q ‘09?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
I can’t discuss too much the accretion of the transaction. I will do that at a later stage. But I can say now, as I mentioned, it will be a cash basis, it will be accretive in 2009, and on a GAAP basis, including the synergies, it will be neutral to positive in 2009.
Darice Liu - Maxim Group — Analyst
If we take a step back and look at the operations and manufacturing, how quickly can you — can start to consolidate both your sales forces as well as your service and your R&D? And then from the manufacturing standpoint, Photon has started to, and is currently, outsourcing some of their manufacturing to Asia. Are you planning to continue with those initiatives?
Rani Cohen - Orbotech Ltd. — CEO
Hi, Darice. This is Rani. First of all, there’s a period now until closing that we can just discuss and study, and we’re not making any decisions right now, and after that, we’ll have to decide what we want to do at what pace. The Photon’s initiative to outsource to Asia seems to us like a very good initiative, and right now we have no plans of changing that. But I can’t give you more details right now before we really learn what it’s all about and all the specifics of it.
Darice Liu - Maxim Group — Analyst
Well, what is the — so the deal is going to be completed in the second half of this year. And do you have an idea of how — it’s going to be a negative effect in terms of your P&L. Do you know to what degree it will be?

Amichai Steinberg - Orbotech Ltd. — EVP, CFO
It’s hard to discuss it right now. We’ll do it at a later date. If I can maybe add some color to the cash basis accretion, I would say that the accretion is before synergies, talking about, again, on a cash basis, before synergies, so the question of the timing is not a real — it’s not the real thing here. Other than that, I prefer to postpone the thorough discussion about the impact on the P&L for a later date.
Darice Liu - Maxim Group — Analyst
Okay. Just my last question, then, from a product standpoint, Photon has been working on a new initiative to possibly enter the solar market. Will you consider working on that initiative?
Rani Cohen - Orbotech Ltd. — CEO
Yes.
Darice Liu - Maxim Group — Analyst
Thank you, guys.
Rani Cohen - Orbotech Ltd. — CEO
We’ll continue exactly as planned.
Operator
Our next question comes from Irit Jacoby of Susquehanna.
Irit Jakoby - Susquehanna — Analyst
Hi. Thank you. And congratulations on the deal. Rani, I think you said in your prepared remarks that you will be bringing out new products following the acquisition. Can you maybe talk a little bit about the timeline for that?
Rani Cohen - Orbotech Ltd. — CEO
No, not really. What I said is that I think and I truly believe that the combination between our two companies and looking at the whole yield management process now as one entity, we will be able to find new products that we’ll be able to bring to this industry, to this segment, to this application. I don’t have — not talking now about specific products and I definitely don’t have a timeline for that. And again, once the deal closes and we start sitting down together, the two — I’m sure that the two R&D teams and product teams will be able to come up with new ideas.
Irit Jakoby - Susquehanna — Analyst
And do you plan on consolidating on the FPD front, do you plan on consolidating any of the R&D teams or the manufacturing in this area?

Rani Cohen - Orbotech Ltd. — CEO
As I said before, we don’t have the details yet. We have to start getting to know each other much more intimately, and once we understand the operations and the different teams, then we’ll decide what we want to do.
Irit Jakoby - Susquehanna — Analyst
Okay. Great. Thank you. And good luck.
Rani Cohen - Orbotech Ltd. — CEO
Thank you.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Thank you.
Operator
Our next question is from Matt Petkun of D.A. Davidson & Company.
Matt Petkun - D.A. Davidson & Co. — Analyst
Hi. First, I don’t know if you guys have provided any details about any break-up fees associated with the transaction?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
We haven’t.
Matt Petkun - D.A. Davidson & Co. — Analyst
Can you, please?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Prefer not.
Matt Petkun - D.A. Davidson & Co. — Analyst
What’s that?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Right now, we prefer not.

Matt Petkun - D.A. Davidson & Co. — Analyst
Okay. Fair enough. And then speaking more directly on the repair side, that’s an area that you guys have noted interest in, although for Photon the margins and competitive positioning have been a little bit tougher, it seems like most of their sales have just been by virtue of their strength in the inspection part of the market. How do you see enhancing your competitive position in repair, and are there opportunities, specifically with repair, to integrate that back into AOI?
Rani Cohen - Orbotech Ltd. — CEO
Yes, I think there are. I think that combining or more closely coupling repair with AOI, it does offer opportunities and potential for improving our competitive advantage or competitive situation in that part of the market. But again, it’s a little bit too early to talk any more specific.
Matt Petkun - D.A. Davidson & Co. — Analyst
Okay. Thank you so much.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Thank you.
Operator
Our next question is from Andrew Abrams of Avian Securities.
Andrew Abrams - Avian Securities — Analyst
Congratulations to both sides on the deal. I think it’s an excellent fit. And just a couple of structural questions. From an operational standpoint will Photon be a subsidiary or Orbotech? How are you going to structure the Photon side? And if you don’t mind my asking, what’s Jeff’s role going to be going forward?
Rani Cohen - Orbotech Ltd. — CEO
PDI will continue to be a company. It will be a subsidiary of Orbotech. And the legal structure, if you want, is that it’s going to be a subsidiary of our American subsidiary, Orbotech, Inc. Jeff’s role right now is going to be to stay on for the integration period and after that we’ll have to decide together.
Andrew Abrams - Avian Securities — Analyst
Thank you.
Operator
Our next question is from Jim Ricchiuti of Needham & Company.

Jim Ricchiuti - Needham & Company — Analyst
Yes, hi. I wonder if you could talk a little bit about the timing of the acquisition in terms of how you’re viewing the LCD cycle, the potential for spending to continue at a relatively healthy clip in ‘09?
Rani Cohen - Orbotech Ltd. — CEO
Again, it’s not all up to us.
Jim Ricchiuti - Needham & Company — Analyst
Sure.
Rani Cohen - Orbotech Ltd. — CEO
But we are targeting to file everything as soon as we can, sometime mid second half of ‘08 we believe it’s going to be closed. If that’s going to be the case, I think we are ready to leverage on the next 18, 24 months of upcycle in this industry.
Jim Ricchiuti - Needham & Company — Analyst
Okay. I wonder if you could talk a little bit about the sales and service organization of your — the LCD business and give us a sense as to how many folks you have in that area. And maybe if you could give us a sense, maybe Jeff, you can answer this, talk a little bit in terms of the size of your sales and service organization.
Rani Cohen - Orbotech Ltd. — CEO
Well, on the Orbotech side, we have a very strong distribution channel in the Pacific Rim and Japan. We have close to 100 people there, between selling, marketing and servicing. Again, we should not forget that we are talking the same customers, the same fab, the same name, and this is an area where we have a clear synergy opportunity.
Jim Ricchiuti - Needham & Company — Analyst
And Jeff, maybe you could just outline on the size of your organization there.
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Yes, Jim, we — our operations in Asia, which also is not only is sales and support, but we do have an R&D group over there as well and direct manufacturing in Korea. That is about 150 people, approximately.
Jim Ricchiuti - Needham & Company — Analyst
Okay. Jeff, how many would be — would you say would be in the sales and support service area?
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
I would say it’s probably somewhere around the order of about 90 people.

Jim Ricchiuti - Needham & Company — Analyst
Okay. Terrific.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Jim, I just want to add, if I may, on the issue of support, that you have to remember that we’re talking about complementary products.
Jim Ricchiuti - Needham & Company — Analyst
That’s right.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Okay. So it’s not the same product that we have — that each side has to support.
Jim Ricchiuti - Needham & Company — Analyst
Understood. Okay. Thanks very much. Congratulations to both of you.
Rani Cohen - Orbotech Ltd. — CEO
Thank you.
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Thank you.
Jim Ricchiuti - Needham & Company — Analyst
Thank you.
Operator
Our next question is from Chuck Murphy from Sidoti & Company.
Chuck Murphy - Sidoti & Company — Analyst
Good afternoon, guys.
Rani Cohen - Orbotech Ltd. — CEO
Good afternoon.

Chuck Murphy - Sidoti & Company — Analyst
I think everybody kind of seems to like the deal from a strategic standpoint, seems like you have a good bit of overlap. Could you maybe talk a little bit more about how it makes sense from a financial perspective, if you’re kind of only expecting somewhat moderate accretion, and paid a decent size premium for the deal, why does it make sense from that perspective?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Okay. This is a question that I prefer to postpone to a later stage. I can repeat what I said earlier. The deal is on a cash basis, is accretive before synergies, and on a GAAP basis, is neutral to positive including synergies. More than that, it’s hard for me to discuss right now.
Chuck Murphy - Sidoti & Company — Analyst
Okay. All right. That’s all I really had to ask. Thanks.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Thanks.
Operator
Our next question comes from Judy Delgado of Alpine Associates.
Judy Delgado - Alpine Associates — Analyst
Yes. Hello. Congratulations on the deal. I believe a number of my questions have been answered previously, but I did have one more as a Photon shareholder. Had the company explored other strategic alts prior to the deal announcement?
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Yes. Hi. This is Jeff Hawthorne. Our proxy statement will provide details on the process that the Photon Dynamics board undertook prior to announcing this transaction.
Judy Delgado - Alpine Associates — Analyst
Okay. Had there been a process that was fulfilled or not?
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Yes, we did follow a process.
Judy Delgado - Alpine Associates — Analyst
Okay. Okay. Great. I thank you for your time.

Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Thank you.
Judy Delgado - Alpine Associates — Analyst
Congratulations.
Jeff Hawthorne - Photon Dynamics, Inc. — President, CEO
Thank you.
Operator
Our next question is from Bob Sales of LMK Capital Management.
Bob Sales - LMK Capital Management — Analyst
A few questions. Looking at the financing needs, it looks like the cash on Orbotech’s balance sheet and the cash on Photon’s balance sheet gets you a long way there, including I guess the expectation that you guys both should be cash flow or highly cash flow positive for the next several quarters. My question gets to whether or not you can explain for us, detail for us, whether you expect to fill that gap with short-term debt financing, long-term debt financing, or equity.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
The deal will be financed through the combined cash, which would account for around 40%, 45% of the overall configuration, and around 55% to 60% will be from a short-term loan that we got a commitment from the Israeli banks.
Bob Sales - LMK Capital Management — Analyst
And that would be a short-term loan prior to the inception — prior to the conclusion of the transaction, right, and then you would have additional cash available on the consolidated balance sheet?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Yes.
Bob Sales - LMK Capital Management — Analyst
Okay. Second question, and this may be just a play on words, you’ve been very conservative in saying that the acquisition is accretive. When I just look at the out quarters in ‘08, on a cash basis, the way you’re structuring the deal it looks to me to be highly accretive on an EPS basis. And I wondered if you wish to comment on that at all, with respect to your conservatism?

Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Again, the only thing I can do is to repeat what I repeated twice, I think, or three times. On a cash basis, accretive before synergies and on a GAAP basis, neutral to positive including the synergies in 2009.
Bob Sales - LMK Capital Management — Analyst
And the — on a GAAP basis, the additional expense would be the amortization of intangibles and premium on the acquisition. Is that correct?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Most of it, yes.
Bob Sales - LMK Capital Management — Analyst
Yes. And then perhaps just touching again on the outlook for the market, given some of the economic softness we’re seeing, can you talk a little bit maybe just from an Orbotech perspective at a minimum on what your customers are telling you about their ‘09 plans, and whether they have tempered any of those plans, given some of the softness in the economy?
Rani Cohen - Orbotech Ltd. — CEO
As far as we know, at this point we haven’t heard of any delays or any slowing down of the investment plans in the FPD. We all see the same announcement from companies and I assume read the same materials and from what — we of course talk on an ongoing basis to our customers, and from what we know now, their expansion plans of both the existing fabs and new fabs are going on as planned. So we don’t see any change in that at this point in time. Of course, the general overall macroeconomic uncertainty is out there and we have to follow closely what the situation is.
Bob Sales - LMK Capital Management — Analyst
Okay. Last question. Do you expect to preserve the U.S. tax loss carry-forwards for Photon as an operating unit?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Yes, under the limitation, of course.
Bob Sales - LMK Capital Management — Analyst
Okay. Thank you very much.
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Thank you.

Operator
Our next question is from [Anton] Johnson of [Ramius].
Anton Johnson - Ramius — Analyst
Hi. Thanks for taking the question. Just two clarifications. Were you saying that the intent is to complete the strategic review of the Salvador business prior to the transaction closing?
Rani Cohen - Orbotech Ltd. — CEO
No, I didn’t say that we’ll do that prior to closing, but we will start looking at it, and I don’t think there’s — we’ll do anything before close.
Anton Johnson - Ramius — Analyst
Is that — is the intent to move away from that side, related all to regulatory process for approvals for the transaction?
Rani Cohen - Orbotech Ltd. — CEO
I didn’t understand. Can you repeat the question?
Anton Johnson - Ramius — Analyst
Is the intent to complete a strategic review of the Salvador business at all related to the regulatory reviews that the transaction may have to go through?
Rani Cohen - Orbotech Ltd. — CEO
No, it’s related to the fact that we don’t see this as fitting our strategy and by some legal complexities of foreign ownership, but it has nothing to do with the approval of the closing of the deal.
Anton Johnson - Ramius — Analyst
Okay. And then secondly, who are the Israeli banks that are providing the financing?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
Two out of the big ones, which right now I don’t feel like — I don’t think it’s a good idea to disclose their names.
Anton Johnson - Ramius — Analyst
Okay. But they provided you with commitment letters?

Amichai Steinberg - Orbotech Ltd. — EVP, CFO
One of them provided us with commitment letter, yes.
Anton Johnson - Ramius — Analyst
Okay. Thank you.
Operator
Our next question is from Chuck Murphy of Sidoti & Company.
Chuck Murphy - Sidoti & Company — Analyst
Hi. I know that the call is about the acquisition, but just wondering, Rani, can you comment on the other side of your business, how printed circuit boards are doing these days?
Rani Cohen - Orbotech Ltd. — CEO
No, I can’t do that now. Chuck, we have a call in the first week of August where we will discuss the Q, the second quarter results.
Chuck Murphy - Sidoti & Company — Analyst
Okay. Just thought I’d try, thanks.
Operator
Our next question is from C.J. Muse of Lehman Brothers.
C.J. Muse - Lehman Brothers — Analyst
Yes. Thanks for taking my question. I guess first question here is on the NOLs of about $120 million. Considering Photon’s tax rate is pretty de minimis and you, Orbotech, around 15%, is there a tax strategy here where you could see Orbotech’s tax rate come down in the short — in short order?
Amichai Steinberg - Orbotech Ltd. — EVP, CFO
If you want to — let’s put it this way. For planning purposes I would use around 18% for the combined. C.J.?
C.J. Muse - Lehman Brothers — Analyst
Okay, great. And I guess, secondly, and I know you may be hesitant to discuss this, but I think one of the issues in the past has been liquidity of your shares. And I guess my question here is, did you consider issuing shares as well as cash, and I guess why didn’t you pursue that route?

Amichai Steinberg - Orbotech Ltd. — EVP, CFO
We considered basically all the options, and the decision we reached was that the best option right now will be short-term finance from a bank. Right now, this is our solution. It might change going forward, but right now this is the source of the cash for — 60% of the cash for the transaction.
C.J. Muse - Lehman Brothers — Analyst
Got you. Great. Good luck, guys. Thanks.
Rani Cohen - Orbotech Ltd. — CEO
Thank you.
Operator
(OPERATOR INSTRUCTIONS) At this time, there are no further questions.
Rani Cohen - Orbotech Ltd. — CEO
Okay. Thank you very much, everybody, for joining us and have a good day.
Important Information for Photon Dynamics Shareholders
In connection with the proposed merger, Photon Dynamics will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS THAT PHOTON DYNAMICS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS.
Photon Dynamics and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding these persons is set forth in the proxy statement for Photon Dynamics’ 2008 annual meeting of shareholders, which was filed with the SEC on January 28, 2008 and in Photon Dynamics’ Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which was filed with the SEC on January 23, 2008. Additional information regarding these persons and their interests in the merger will be included in the proxy statement relating to the merger when it is filed with the SEC. The proxy statement, any additional proxy materials and Photon Dynamics’ other SEC filings are, or when filed will be, available free of charge at the SEC’s website at www.sec.gov or by contacting Photon Dynamics’ Investor Relations department by e-mail at investor@photondynamics.com, by phone at (408) 360-3561, or by mail at Photon Dynamics, Investor Relations, 5970 Optical Court, San Jose, California 95138.